Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-121381) pertaining to the KMG America Corporation 2004 Equity Incentive Plan of our reports dated March 8, 2007, with respect to the consolidated financial statements and schedule of KMG America Corporation, KMG America Corporation’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of KMG America Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Charlotte, North Carolina

March 14, 2007